EXHIBIT 99.1

FedFirst Financial Corporation Announces First Quarter 2014 Results

MONESSEN, Pa., April 30, 2014 (GLOBE NEWSWIRE) -- FedFirst Financial Corporation (Nasdaq:FFCO) (the "Company"), the parent company of First Federal Savings Bank (the "Bank"), today announced net income of $534,000 for the three months ended March 31, 2014 compared to $794,000 for the three months ended March 31, 2013, a decrease of $260,000 or 32.7%. Diluted earnings per share was $0.23 for the three months ended March 31, 2014 compared to $0.32 for the three months ended March 31, 2013, a decrease of $0.09 per share or 28.1%.

"The Company posted strong results in its core banking operations which included an increase in net interest margin in comparison to the first quarter of 2013 and modest growth in loans and deposits," said Patrick G. O'Brien, President and CEO. "Net income for the quarter increased compared to the fourth quarter of 2013 and, although it decreased in comparison to the first quarter of 2013, the prior year results were largely influenced by the receipt of contingency fees on insurance policies."

First Quarter Results

Net interest income for the three months ended March 31, 2014 increased $100,000, or 4.0%, to $2.6 million compared to $2.5 million for the three months ended March 31, 2013. Interest rate reductions and decreases in average balances on higher-cost deposits resulted in a $68,000 decrease in interest expense on deposits and the payoff of higher-cost long-term borrowings in the prior year replaced at short-term, lower rates resulted in a $56,000 decrease in interest expense on borrowings. In addition, loan volume resulted in a $77,000 increase in interest income on loans. This was partially offset by a $112,000 decline in interest income on securities from paydowns.

The provision for loan losses was $75,000 for the three months ended March 31, 2014. There was no provision for loan losses for the three months ended March 31, 2013. In the current period, the provision was impacted by commercial loan growth. Net recoveries for the three months ended March 31, 2014 were $4,000 compared to net charge-offs of $23,000 for the three months ended March 31, 2013.

Noninterest income decreased $270,000, or 21.3%, to $999,000 for the three months ended March 31, 2014 compared to $1.3 million for the three months ended March 31, 2013. Insurance commissions decreased $224,000 primarily due to a $243,000 decline in contingent commissions. In addition, fees and service charge income decreased $45,000 primarily due to prepayment fees received in the prior year from commercial loan payoffs.

Noninterest expense increased $67,000, or 2.6%, to $2.7 million for the three months ended March 31, 2014 compared to $2.6 million for the three months ended March 31, 2013. Compensation expense increased $43,000 primarily due to increases in stock-based compensation and employee benefit expenses. In addition, occupancy expenses increased $25,000 primarily from an increase in depreciation due to prior year office building improvements and an increase in maintenance due to current year weather conditions.

Balance Sheet Review

Total assets increased $4.3 million to $323.3 million at March 31, 2014 compared to $319.0 million at December 31, 2013. Net loans increased $5.4 million to $274.3 million primarily as a result of growth in commercial real estate and commercial business loans, as well as disbursements on commercial constructions loans, partially offset by a decrease in residential mortgage and home equity loans. Securities available-for-sale decreased $1.3 million primarily due to paydowns. Deposits increased $14.4 million to $233.6 million principally in money market accounts and interest and noninterest-bearing demand deposits, partially offset by a decrease in certificates of deposit. During the current period, municipal customers made large deposits, some of which may be temporary. Borrowings decreased $9.1 million to $36.5 million primarily from using funds generated from deposit growth to paydown short-term borrowings. Stockholders' equity decreased $846,000 to $51.0 million at March 31, 2014 compared to $51.9 million at December 31, 2013  primarily due to the purchase of 41,200 shares of the Company's common stock for $825,000 and $703,000 in dividend payments to stockholders, which included a $0.25 per share special dividend, partially offset by $534,000 of net income.

About FedFirst Financial Corporation

FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating seven full-service branch locations in southwestern Pennsylvania. First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary. Financial highlights of the Company are attached.

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Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates and our ability to control costs and expenses and other factors that may be described in the Company's annual report on Form 10-K as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

FEDFIRST FINANCIAL CORPORATION
SELECTED FINANCIAL INFORMATION

	(Unaudited)
(In thousands, except share and per share data)	March 31,	December 31,
	2014	2013
Selected Financial Condition Data:
Assets	$ 323,283	$ 319,027
Cash and cash equivalents	5,993	5,552
Securities available-for-sale	25,477	26,772
Loans receivable, net	274,255	268,812
Deposits	233,636	219,232
Borrowings	36,524	45,591
Stockholders' equity	51,005	51,851

	(Unaudited)
	Three Months Ended
	March 31,
	2014	2013
Selected Operations Data:
Total interest income	$ 3,220	$ 3,244
Total interest expense	590	714
Net interest income	2,630	2,530
Provision for loan losses	75	--
Net interest income after provision for loan losses	2,555	2,530
Noninterest income	999	1,269
Noninterest expense	2,679	2,612
Income before income tax expense and noncontrolling interest in net income of consolidated subsidiary	875	1,187
Income tax expense	323	351
Net income before noncontrolling interest in net income of consolidated subsidiary	552	836
Noncontrolling interest in net income of consolidated subsidiary	18	42
Net income of FedFirst Financial Corporation	$ 534	$ 794

Dividends per share - regular	$ 0.06	$ 0.04
Dividends per share - special	0.25	--
Earnings per share - basic	0.24	0.32
Earnings per share - diluted	0.23	0.32

Weighted average shares outstanding - basic	2,235,132	2,457,646
Weighted average shares outstanding - diluted	2,286,008	2,472,403

	Three Months Ended
	March 31,
	2014	2013
Selected Financial Ratios(1):
Return on average assets	0.67%	1.01%
Return on average equity	4.16	5.85
Average interest-earning assets to average interest-bearing liabilities	127.55	127.21
Average equity to average assets	16.09	17.17
Interest rate spread	3.29	3.17
Net interest margin	3.51	3.43

	Period Ended
	March 31,	December 31,
	2014	2013
Allowance for loan losses to total loans	1.17%	1.17%
Allowance for loan losses to nonperforming loans	146.94	136.41
Nonperforming loans to total loans	0.80	0.86
Nonperforming assets to total assets	0.75	0.80
Nonperforming assets and troubled debt restructurings performing under modified terms to total assets	1.47	1.54
Net charge-offs to average loans	--	0.12
Tier 1 (core) capital and tangible equity (2)	14.08	14.06
Tier 1 risk-based capital (2)	20.56	20.59
Total risk-based capital (2)	21.81	21.84
Book value per share	$ 22.02	$ 22.00
Outstanding shares	2,316,093	2,357,293

(1) Ratios are calculated on an annualized basis.
(2) Capital ratios are for First Federal Savings Bank only.

Note:
Certain items previously reported may have been reclassified to conform with the current reporting period's format.

CONTACT: Patrick G. O'Brien
         Telephone: (724) 684-6800